EXHIBIT 10.47
INCENTIVE UNIT GRANT AGREEMENT
     This INCENTIVE UNIT GRANT AGREEMENT (this “Agreement”) is made as of October 28, 2005, by and between V.G.A.T. Investors, LLC, a Delaware limited liability company (the “Company”), and                      (the “Executive”).
     WHEREAS, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 13, 2005, by and among the Company, Vaughn Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company (“Merger Sub”), AT Holdings Corporation, a Delaware corporation, (“AT Holdings”), Argo-Tech Corporation, a Delaware corporation (“Argo Tech”), and GreatBanc Trust Company as Trustee for the Argo-Tech Corporation Employee Stock Ownership Plan (the “ESOP Trustee”), on the date hereof Merger Sub will merge (the “Merger”) with and into AT Holdings with AT Holdings surviving as a wholly owned Subsidiary of the Company;
     WHEREAS, pursuant to a Unit Purchase Agreement (the “Unit Purchase Agreement”), dated as of the date hereof, by and among Vestar Capital Partners IV, L.P., a Delaware limited partnership (“Vestar IV”), Vestar/V.G.A.T. Investors, LLC, a Delaware limited liability company (“Vestar/V.G.A.T.” and, together with Vestar IV, “Vestar”), Greenbriar Equity Fund, L.P. a Delaware limited partnership (“GEF”), Greenbriar Co-Investment Partners, L.P. a Delaware limited partnership (“GCP”), Greenbriar Co-Investment-AT, LLC, a Delaware limited partnership (“GC” and, together with GEF and GCP, “Greenbriar”), GS Mezzanine Partners III Onshore Fund, L.P., a Delaware limited partnership (“GS Onshore”), GS Mezzanine Partners III Offshore Fund, L.P., an exempted limited partnership organized under the laws of the Cayman Islands (“GS Offshore” and together with GS Onshore, “GS Mezzanine”), and the Management Investors (as defined therein), Vestar, Greenbriar, GS Mezzanine and the Management Investors have purchased membership interests in the Company;
     WHEREAS, following the Merger the Executive will render services to or for the benefit of the Company and its Subsidiaries; and
     WHEREAS, on the terms and subject to the conditions contained herein, the Company desires to grant to the Executive such Class B Units and Class C Units (as defined herein) of the Company as are set forth on Schedule I attached hereto.
     NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
1.	Definitions.
     1.1. Activity Date. The term “Activity Date” shall mean the first date on which Executive engages in Competitive Activity.
     1.2. Affiliate. The term “Affiliate” shall have the meaning set forth in the LLC Agreement.

     1.3. Agreement. The term “Agreement” shall have the meaning set forth in the preface.
     1.4. AT Holdings. The term “AT Holdings” shall have the meaning set forth in the preface.
     1.5. Argo Tech. The term “Argo Tech” shall have the meaning set forth in the preface.
     1.6. Board. The term “Board” shall mean the Management Committee (as defined in the LLC Agreement) of the Company.
     1.7. Cash Deferral Conditions. The term “Cash Deferral Conditions” shall have the meaning set forth in Section 6.1.
     1.8. Cause. The term “Cause” shall mean:
          (a) Executive is indicted or charged with, or pleads guilty or nolo contendere to, (A) a felony or (B) a crime involving moral turpitude that is either materially detrimental to the Company or that brings the Company into public disgrace or disrepute;
          (b) in carrying out his duties to the Company, the Executive engages in conduct that constitutes gross neglect or willful misconduct;
          (c) Executive engages in willful misconduct resulting in or intended to result in direct personal gain to Executive at the Company’s expense or that brings the Company into public disgrace or disrepute, or the Executive has made, or is aware of, any material and knowing misrepresentation to the Company or any of its Subsidiaries in any Transaction Document (as defined in the Merger Agreement);
          (d) the Executive breaches any material provision of this Agreement, any employment agreement with the Company or any Subsidiary, if any, or breaches in any material respect any Company policy governing employee conduct in the workplace, including, without limitation, policies relating to the use of illicit drugs, alcohol abuse and sexual harassment, and such breach has not been cured prior to 30 days following notice from the Company;
          (e) the Executive’s repeated refusal to perform duties or responsibilities as reasonably directed by the Board in writing; or
          (f) the Executive’s material breach of a fiduciary obligation to the Company or a material breach of any confidentiality or non-competition obligations.
     1.9. Class A Units. The term “Class A Units” shall have the meaning set forth in the LLC Agreement and shall include any securities of the Company or any other Person that may be received in respect thereof.

     1.10. Class B Units. The term “Class B Units” shall have the meaning set forth in the LLC Agreement and shall include any securities of the Company or any other Person that may be received in respect thereof.
     1.11. Class C Units. The term “Class C Units” shall have the meaning set forth in the LLC Agreement and shall include any securities of the Company or any other Person that may be received in respect thereof.
     1.12. Code. The term “Code” means the United States Internal Revenue Code of 1986, as amended.
     1.13. Company. The term “Company” shall have the meaning set forth in the preface.
     1.14. Company Sale. The term “Company Sale” shall mean the dissolution of the Company in accordance with this Agreement or the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other Person or group of related Persons (other than Vestar or Greenbriar) on an arm’s-length basis, pursuant to which such Person or group of related Persons (i) acquire (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise) more than 50 percent of (A) the Company’s Units or (B) the total number of shares of AT Holdings Corporation’s or Argo-Tech Corporation’s common stock outstanding (in each case assuming that all equity securities convertible into or exercisable for the Company’s Units or for shares of common stock of AT Holdings or Argo-Tech, as the case may be, have been so converted or exercised), or (ii) acquire assets constituting all or substantially all of the assets of the Company’s Subsidiaries on a consolidated basis; provided that in no event shall a Company Sale be deemed to include any transaction effected for the purpose of (x) changing, directly or indirectly, the form of organization or the organizational structure of the Company or any of its Subsidiaries or (y) contributing equity securities to entities controlled by the Company.
     1.15. Competitive Activity. Executive shall be deemed to have engaged in “Competitive Activity” if: while employed by the Company or any of its Subsidiaries, and during the period from the date of termination of Executive’s employment by the Company or any of its Subsidiaries for any reason until the first anniversary of the date of such termination, Executive, directly or indirectly, either for himself or for any other individual, corporation, partnership, joint venture or other entity:
     (a) participates in any business (including, without limitation, any division, group or franchise of a larger organization) anywhere in the Non Competition Area (defined below) which engages or which proposes to engage in the promotion, development, sale, distribution or production of any (i) aircraft engine fuel pumps, (ii) commercial and military airframe fuel system products and services, (iii) aerial refueling pumps, (iv) ground fueling components, (v) fuel management systems, (vi) cryogenic pumps, or (vii) any products or product lines that compete with any of the foregoing or other products or product lines of the Company or any Subsidiary (a “Competitive Business”) (A) at any time during the Executive’s employment with the Company, if the determination of whether or not Executive has engaged in “Competitive

Activity” is being made during his employment with the Company or (B) at the time of Executive’s termination of employment by the Company; or
     (b) (i) induces or attempts to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or such Subsidiary, or in any way interferes with the relationship between the Company or any Subsidiary and any employee thereof, including inducing or attempting to induce any union, employee or group of employees to interfere with the business or operations of the Company or its Subsidiaries, (ii) hires any person who was an employee of the Company or any Subsidiary unless at least twelve months has elapsed since the termination of such employee’s employment by the Company or any Subsidiary, as the case may be, or (iii) induces or attempts to induce any customer, supplier, distributor, franchisee, licensee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interferes with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company or any Subsidiary.
     For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture or other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise). For the purposes of this Agreement, “Non Competition Area” means anywhere in the world. Notwithstanding the above, Executive shall not be prohibited from (i) owning up to 3% of the outstanding stock of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation; or (ii) becoming employed by any entity or organization that has a division, group, Subsidiary or franchise that engages in any Competitive Business (a “Competing Employer”); provided, that (A) Executive’s employment with such Competing Employer does not require Executive to provide any services on behalf of, or otherwise interact with, such division, group, Subsidiary or franchise that engages in any Competing Business, (B) Executive causes the Competing Employer to screen Executive from the Competing Employer’s activities involving a Competing Business and (C) the disclosure by Executive of any confidential or proprietary information concerning the Company or any of its Subsidiaries to a Competing Employer or any of its affiliates shall be deemed to be a Competing Activity.
     1.16. Credit Agreement. The term “Credit Agreement” shall mean AT Holdings’ principal credit facility, which shall initially be that certain Fourth Amended and Restated Credit Agreement, dated September 13, 2005 by and among Argo Tech, AT Holdings, the Lenders (as defined therein) and National City Bank, as Administrative Agent, any successor principal credit facility in replacement thereof and any ancillary and related documents thereto.
     1.17. ESOP Trustee. The term “ESOP Trustee” shall have the meaning set forth in the preface.
     1.18. Executive. The term “Executive” shall have the meaning set forth in the preface.

     1.19. Executive Group. The term “Executive Group” shall have the meaning set forth in Section 5.1(a).
     1.20. Fair Market Value. The term “Fair Market Value” means, with respect to any asset or securities, the fair market value for such assets or securities as between a willing buyer and a willing seller in an arm’s length transaction occurring on the date of valuation, taking into account all relevant factors determinative of value, as is determined in good faith by the Board, and subject to the approval of the Majority Unitholders (as such term is defined in the LLC Agreement). The Board shall communicate its determination of Fair Market Value to Executive and, unless Executive objects to such determination within fifteen days of receipt of such determination, Fair Market Value shall be the value so notified by the Board. If Executive disagrees with such determination of Fair Market Value, then it shall notify the Company and Executive and a representative identified by the Board shall negotiate regarding the determination for a period of up to fifteen days. If Executive and the Board are unable to reach agreement within 30 days after the Board has notified Executive of its determination of Fair market Value, then an Expert (as defined in the LLC Agreement) shall be selected jointly by Executive and the Board or, if such selection cannot be made within 15 days, by an Expert selected by the American Arbitration Association in accordance with its commercial arbitration rules for arbitrators. The Expert shall determine Fair Market Value in accordance with the terms and provisions of this definition. The Board and Executive each shall deliver to the Expert promptly, and in any event within five days, after the selection of the Expert, a written statement setting forth its respective determination of Fair Market value and shall provide reasonable supporting documentation for such determination. The Expert shall deliver to the Board and Executive, as promptly as practicable and in any event within 30 days after its selection, a written report setting forth the determination of Fair Market Value as determined in accordance with the terms of this definition. The Expert shall select the position of either the Board or Executive as its determination of Fair Market Value and may not impose an alternative resolution. The Expert shall make its determination based on presentations and supporting material provided by the parties and, at its election, based upon its independent review. Fair Market Value as determined by the Expert shall be, absent manifest error or fraud, final, conclusive and binding upon the parties. The fees, costs and expenses of the Expert shall be borne by (x) the Company, if Fair Market Value as determined by Executive is selected by the Expert or (y) Executive, if Fair Market Value as determined by Board is selected by the Expert.
     1.21. Greenbriar. The term “Greenbriar” shall have the meaning set forth in the preface.
     1.22. GS Mezzanine. The term “GS Mezzanine” shall have the meaning set forth in the preface.
     1.23. Investors. The term “Investors” shall mean Vestar and Greenbriar.
     1.24. LLC Agreement. The term “LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof, entered into by and among the Company and its members, as amended from time to time in accordance with its terms.

     1.25. Losses. The term “Losses” shall have the meaning set forth in Section 8.5.
     1.26. Merger Agreement. The term “Merger Agreement” shall have the meaning set forth in the preface.
     1.27. Merger Sub. The term “Merger Sub” shall have the meaning set forth in the preface.
     1.28. Permitted Transferee. The term “Permitted Transferee” means any transferee of Units pursuant to clause (v) of the definition of “Exempt Transfer” in the Securityholders Agreement.
     1.29. Person. The term “Person” shall mean any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of any nature whatsoever.
     1.30. Public Offering. The term “Public Offering” shall have the meaning set forth in the Securityholders Agreement.
     1.31. Return Hurdle. The term “Return Hurdle” shall have the meaning set forth in Section 4(a)(ii).
     1.32. Rollover Amount. The term “Rollover Amount” shall have the meaning set forth in the Merger Agreement.
     1.33. Rollover Securities. The term “Rollover Securities” shall have the meaning set forth in Section 4(b).
     1.34. Securities Act. The term “Securities Act” shall mean the United States Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time.
     1.35. Securityholders Agreement. The term “Securityholders Agreement” shall mean the Securityholders Agreement, dated as of the date hereof, among the Company, Vestar, Greenbriar, GS Mezzanine and the other securityholders party thereto, as it may be amended or supplemented thereafter from time to time.
     1.36. Subsidiary. The term “Subsidiary” shall have the meaning set forth in the LLC Agreement.
     1.37. Subordinated Note. The term “Subordinated Note” shall have the meaning set forth in Section 6.1.
     1.38. Tax or Taxes. The terms “Tax” or “Taxes” shall mean (i) any United States federal, state or local, or any non-United States, net or gross income, gross receipts, net proceeds, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments, duties, fees, levies or other governmental charges of any kind whatever, whether disputed or not, including any interest, penalty or addition thereto; or (ii) any liability for or in respect of the payment of any amount described in clause (i) of this definition as a member of a consolidated, affiliated, unitary or similar group, as a transferee or successor, by contract or otherwise.
     1.39. Unit Purchase Agreement. The term “Unit Purchase Agreement” shall have the meaning set forth in the preface.
     1.40. Units. The term “Units” shall mean the Class A Units, the Class B Units and/or the Class C Units issued by the Company to the Executive pursuant to this Agreement and/or the Unit Purchase Agreement, as applicable.
     1.41. Vestar. The term “Vestar” shall have the meaning set forth in the preface.
2.	Grant of Units.
     2.1. Closing Events. Subject to the Executive executing and delivering to the Company the LLC Agreement and the Securityholders Agreement and the other terms and conditions set forth in this Agreement, the Company hereby grants to Executive, as of the date hereof, 1,705 Class B Units and 1,705 Class C Units. Upon the execution and delivery of this Agreement by the parties hereto, the Company shall modify the unit register of the Company to reflect Executive’s ownership of the number of Class B Units and Class C Units set forth above.
     2.2. Section 83(b) Election. With respect to the Class B Units and Class C Units received by Executive, within 30 days after the Closing, Executive shall make a timely election with the Internal Revenue Service under Section 83(b) of the Code and the regulations promulgated thereunder, in the form of Exhibit A attached hereto.
     2.3. Equity Agreements. Simultaneously with the execution of this Agreement, the Executive shall execute joinders, in form and substance acceptable to the Company, to each of the LLC Agreement and the Securityholders Agreement.
3. Representations and Warranties. The Executive represents and warrants to the Company that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement, with respect to himself:
     3.1. Power and Authority. The Executive has full power and authority to execute and deliver this Agreement and perform his obligations hereunder.
     3.2. Noncontravention. To the knowledge of the Executive, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of law, statute, rule or regulation to which the Executive is subject.

     3.3. Brokers’ Fees. The Executive has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company or any of its affiliates could become liable or obligated.
     3.4. Units Unregistered. The Executive acknowledges and represents that Executive has been advised by the Company that:
     (a) the grant of the Units hereunder has not been registered under the Securities Act;
     (b) the Units must be held indefinitely and the Executive must continue to bear the economic risk of the investment in the Units unless the offer and sale of such Units are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available;
     (c) there is no established market for the Units and it is not anticipated that there will be any public market for the Units in the foreseeable future;
     (d) a restrictive legend in the form set forth below and the legends set forth in Section 8.2 of the Securityholders Agreement and on the cover page of the LLC Agreement shall be placed on the certificates representing the Units if any such certificates shall be issued in the future:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REPURCHASE OPTIONS AND OTHER PROVISIONS SET FORTH IN A UNIT GRANT AGREEMENT BETWEEN THE ISSUER AND THE EXECUTIVE DATED AS OF OCTOBER 28, 2005, AS AMENDED AND MODIFIED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE”; and
     (e) a notation shall be made in the appropriate records of the Company indicating that the Units are subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Units.
4.	Vesting and Forfeiture.
          (a) General. None of the Class B Units or Class C Units granted to the Executive pursuant to this Agreement are vested as of the date hereof.
     (i) Vesting of Class B Units. Subject to Sections 4(b) and 4(c) below, 20% of the Class B Units granted hereunder will vest effective as of the end of each fiscal year commencing at the end of the fiscal year ended October 31, 2006, so long as the Executive remains continuously employed by the Company or any of its Subsidiaries until the end of each such fiscal year; provided that for fiscal years following October 31, 2006, unless the Executive’s employment by the Company and its Subsidiaries is terminated by the Company for Cause or voluntarily by the Executive, the Class B Units that would vest in such fiscal year will vest on a daily basis, such that if Executive’s employment by the Company terminated during such fiscal year the number of Class B Units that would vest with respect to such fiscal year would be equal to (i) the product of 0.20 multiplied by the number of Class B Units held by the Executive, multiplied by (ii) a fraction, the numerator of which is equal to the number of days that have elapsed in such fiscal year prior to the date such termination occurs, and the denominator of which is 365.
     (ii) Vesting of Class C Units. Subject to Sections 4(b) and 4(c) below, as of the end of each fiscal year commencing with the fiscal year ended October 31, 2006, 20% of the Class C Units granted hereunder will be eligible to vest as described in this Section 4(a)(ii), so long as the holder of such Class C Units remains continuously employed by the Company or any of its Subsidiaries until the end of each such fiscal year (the “Time Condition”). Class C Units for which the Time Condition has been satisfied shall vest in total to the extent that each of Vestar and Greenbriar receives a pre-tax cash on cash return (from sources including, but not limited to, cash distributions on the Class A Units by the Company, the sale of any Class A Units by the Investors, and the sale for cash of securities received in exchange for, as a distribution on, or in respect of Class A Units) on the aggregate amount of its equity invested in the Company that is at least equal to the greater of (A) an annualized internal rate of return of 25% on its aggregate equity investment in the Company and (B) 2.5 times the amount of its aggregate equity investment in the Company, in each case after giving effect to the vesting of such Class C Units (the “Return Hurdle”). To the extent that the Return Hurdle has not been met at the time that Vestar or Greenbriar are to receive the final amounts with respect to their equity investments in the Company, including upon a Company Sale, and there are amounts on deposit in the Catch-up Account (as defined in Section 4.5 of the LLC Agreement) or proceeds in respect of a Company Sale that would be payable with respect to the Class C Units if they were to vest (in each case, a “Class C Amount”), then all or a portion of the Class C Amount first will be distributed or paid to the Class A Unitholders until the Return Hurdle is met for each of Greenbriar and Vestar. To the extent that only a portion of the Class C Amount is required to be distributed or paid to the Class A Unitholders in order for the Return Hurdle to be met, then the Class C Units for which the Time Condition has been met and that have not been forfeited or repurchased prior to that time will vest and the remainder of the Class C Amount shall be distributed or paid to the Class C Unitholders in respect of such Class C Units. Any Class C Units that cannot be vested without resulting in a failure of the Return Hurdle to be achieved in connection with a Company Sale will not vest and will be forfeited.
          (b) Effect of Termination. In the case of a termination of the Executive’s employment by the Company or any of its Subsidiaries for any reason (i) all Class A Units and options to purchase Class A Units (collectively, the “Rollover Securities”), and all vested Class B Units and all Class C Units which have satisfied the Time Condition granted to the Executive pursuant to this Agreement shall be subject to the repurchase provisions in Section 5 below and (ii) all unvested Class B Units and all Class C Units that have not satisfied the Time Condition granted to the Executive pursuant to this Agreement shall be immediately and permanently forfeited, and the Executive’s rights as a holder of such unvested Units shall immediately expire.

          (c) Effect of Company Sale. Upon the occurrence of a Company Sale prior to the fourth anniversary of the end of the fiscal year ended October 31, 2006, provided that the Executive has been continuously employed with the Company or any of its Subsidiaries until the time such sale occurs (i) all of the Class B Units granted to the Executive pursuant to this Agreement that have not previously vested or been forfeited pursuant to Section 4(b) above shall vest and (ii) all of the Class C Units granted to the Executive pursuant to this Agreement that have not previously been forfeited pursuant to Section 4(b) above shall vest to the extent the Return Hurdle is achieved as contemplated in Section 4(a)(ii) above.
5.	Certain Sales Upon Termination of Employment.
     5.1. Call Options.
          (a) If the Executive’s employment by the Company or any of its Subsidiaries terminates for any reason, the Company shall have the right and option to purchase in its sole discretion, and, to the extent the Company exercises such right, the Executive and the Executive’s Permitted Transferees (hereinafter referred to as the “Executive Group”) shall be required to sell to the Company (i) any or all of the Class B Units then held by such member of the Executive Group that have vested in accordance with Section 4, and any or all of Class C Units then held by such member of the Executive Group that have satisfied the Time Condition in accordance with Section 4 and (ii) in the event that following such termination of Executive’s employment with the Company or any of its Subsidiaries the Executive engages in Competitive Activity, any or all of the Rollover Securities then held by such member of the Executive Group, in each case at a price per Unit equal to the applicable purchase price determined pursuant to Section 5.1(c).
          (b) If the Company desires to exercise one of its options to purchase Class B Units, Class C Units or Rollover Securities pursuant to this Section 5.1, the Company shall, not later than the six month anniversary of (i) the date of termination of Executive’s employment by the Company or any of its Subsidiaries or (ii) the Activity Date (in the event that following a termination of the Executive’s employment by the Company or any of its Subsidiaries, the Executive engages in Competitive Activity), send written notice to the Executive of its intention to purchase all or a portion of such Class B Units, Class C Units and Rollover Securities, specifying the number of Class B Units, Class C Units and Rollover Securities to be purchased (the “Call Notice”). Subject to the provisions of Section 6, the closing of the purchase shall take place at the principal office of the Company on the later of the 30th day after the giving of the Call Notice and, if applicable, the date that is 10 business days after the final determination of Fair Market Value. Subject to the provisions of Section 6, the Executive shall, and, to the extent securities held by other members of the Executive Group are being repurchased, shall cause such member(s) of the Executive Group to, deliver to the Company duly executed instruments transferring title to the applicable Class B Units, Class C Units and Rollover Securities to the Company, against payment of the appropriate purchase price by cashier’s or certified check payable to the Executive or by wire transfer of immediately available funds to an account designated by the Executive. It being understood that any Units or Rollover Securities to be repurchased hereunder shall be purchased from Executive and/or from other members of the Executive Group at the Company’s option and if the Company first elects to purchase any Units or Rollover Securities from one member of the Executive Group who fails to honor such

Person’s obligations hereunder, then the Company may elect to purchase Units or Rollover Securities from any one or more other members of the Executive Group so that it can repurchase the entire amount of securities it desires to repurchase.
          (c) In the event of a purchase by the Company pursuant to Section 5.1, (i) the purchase price for each Class B Unit and Class C Unit purchased by the Company shall be (x) in the case of a termination other than for Cause, the Fair Market Value of such Class B Unit and Class C Unit as of the date of termination of Executive’s employment by the Company or any of its Subsidiaries and (y) in the case of a termination for Cause or if the Executive engages in Competitive Activity following the termination of his employment, the lesser of (A) the Executive’s cost for such Unit and (B) the Fair Market Value of such Unit as of the date of termination of the Executive’s employment by the Company or any of its Subsidiaries or the Activity Date, as applicable, and (ii) the purchase price for any Rollover Security shall be the lesser of (A) the Executive’s cost for such Rollover Security and (B) the Fair Market Value of such Rollover Security as of the Activity Date.
     5.2. Obligation to Sell Several. If there is more than one member of the Executive Group, the failure of any one member thereof to perform its obligations hereunder shall not excuse or affect the obligations of any other member thereof, and the closing of the purchases from such other members by the Company shall not excuse, or constitute a waiver of its rights against, the defaulting member.
6.	Certain Limitations on the Company’s Obligations to Purchase Class B Units, Class C Units and Rollover Securities.
     6.1. Payment for Class B Units, Class C Units and Rollover Securities. If at any time the Company elects to purchase any Class B Units, Class C Units or Rollover Securities pursuant to Section 5, the Company shall pay the purchase price for the Class B Units, Class C Units and Rollover Securities it purchases (i) first, by offsetting indebtedness, if any, owing from the Executive to the Company or any of its Subsidiaries or Affiliates (which indebtedness shall be applied pro rata against the proceeds receivable by each member of the Executive Group receiving consideration in such repurchase) and (ii) then by the Company’ delivery of a cashier’s or certified check or wire transfer of immediately available funds for the remainder of the purchase price, if any, against delivery of the certificates or other instruments representing the Class B Units, Class C Units and Rollover Securities so purchased, duly endorsed; provided that if such cash payment would result in a violation of any (A) law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its Subsidiaries or Affiliates or any of its or their property or (B) terms, provision or covenants of the Credit Agreement or any other agreement governing funded indebtedness of the Company or its Subsidiaries (the “Cash Deferral Conditions”), the portion of the cash payment so affected may be made by the Company’s delivery of a junior subordinated note of the Company (a “Subordinated Note”) with a principal amount equal to the balance of the purchase price for the Class B Units or Rollover Securities to be purchased pursuant to Section 5 above. The Subordinated Note will be subordinated to all other funded debt of the Company, payable on the earlier of such time as the Company is no longer restricted from paying the purchase price as described in the preceding sentence and the eighth anniversary of the date such note was issued and accrue interest at a rate equal to the then current rate of the Company’s senior credit facility.
7.	Miscellaneous.
     7.1. Deemed Transfer of Class B Units, Class C Units and Rollover Securities. If the Company shall deliver, at the time and place and in the amount and form provided in this Agreement, the consideration for the Class B Units, Class C Units or Rollover Securities, as applicable, to be repurchased in accordance with the provisions of this Agreement, then from and after such time, the Person from whom such Class B Units, Class C Units or Rollover Securities are to be repurchased shall no longer have any rights as a holder of such Class B Units, Class C Units or Rollover Securities (other than the right to receive payment of such consideration in accordance with this Agreement), and such Class B Units, Class C Units or Rollover Securities shall be deemed purchased in accordance with the applicable provisions hereof and the Company shall be deemed the owner and holder of such Class B Units, Class C Units or Rollover Securities, as applicable, whether or not certificates therefor have been delivered as required by this Agreement.
     7.2. Recapitalizations, Exchanges, Etc., Affecting Class A Units, Class B Units and Class C Units. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Class A Units, Class B Units and Class C Units, to any and all securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Class A Units, Class B Units and Class C Units, by reason of any distribution payable in Class A Units, Class B Units or Class C Units, as applicable, issuance of securities, combination, recapitalization, reclassification, merger, consolidation or otherwise.
     7.3. Executive’s Employment by Company. Nothing contained in this Agreement shall be deemed to obligate the Company or any of its Subsidiaries or Affiliates to employ the Executive or otherwise to receive services from the Executive in any capacity whatsoever (including as an employee or independent contractor) or to prohibit or restrict the Company and (or any such Subsidiary or Affiliate) from terminating the employment of, and provision of services by, the Executive at any time or for any reason whatsoever, with or without Cause.
     7.4. Indemnification by Executive. Executive agrees to indemnify and hold harmless the Company and its Subsidiaries and Affiliates against any and all Taxes arising in connection with any failure to withhold Taxes in respect of the grant, transfer or vesting of the Units acquired by the Executive hereunder or pursuant to the Unit Purchase Agreement. Each of Executive, on the one hand, and the Company and its Subsidiaries and Affiliates, on the other hand, shall notify the other (in a manner described in Section 8.11 of this Agreement) within 20 days of first receiving notice of an audit or other proceeding being conducted by the Internal Revenue Service or any state or local taxing authority relating to the Class B Units and Class C Units acquired herein by the Executive or the Class A Units acquired by Executive pursuant to the Unit Purchase Agreement, and each of the Executive, the Company and its Subsidiaries and Affiliates shall assist each other during the course of such audit or other proceeding to the extent that such assistance is reasonably requested.

     7.5. Withholding Tax Requirements. The Company and its Subsidiaries may withhold from amounts otherwise due or payable to Executive hereunder or under the LLC Agreement or in connection with the provision of services by the Executive to the Company or any of its Subsidiaries any amount in respect of Taxes that the Company or its Subsidiaries determine in good faith that it is required to withhold, in each case in connection with (a) any payment, allocation or distribution hereunder, pursuant to the LLC Agreement or in connection with the Executive’s employment by the Company or any of its Subsidiaries, (b) the transfer of any Class A Units acquired pursuant to the Unit Purchase Agreement, or (c) the transfer or vesting of any Class B Unit or Class C Unit granted hereunder. Executive shall furnish such information as the Company or its Subsidiaries requests in good faith to make any such determination of Taxes.
     7.6. Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no Permitted Transferee shall derive any rights under this Agreement unless and until such Permitted Transferee has executed and delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement.
     7.7. Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.
     7.8. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE FOR CONTRACTS ENTERED INTO AND TO BE PERFORMED SOLELY WITHIN SUCH STATE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.
     7.9. Arbitration.
          (a) Any dispute with regard to this Agreement that is not resolved by mutual agreement, other than as provided in Section 7.9(b), shall be resolved by binding arbitration before the American Arbitration Association (“AAA”) in New York City pursuant to the rules of AAA. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16 and shall be conducted in accordance with the rules and procedures of AAA. Any judgment upon the reward rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or findings of liability. The arbitrator shall not have the power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages, and each party hereby irrevocable waives any claim to such damages. The costs of AAA and the arbitrator shall be borne by the Company. Each party shall bear its own costs (including, without limitation, legal fees and fees of any experts) and out-of-pocket expenses.
          (b) The parties hereby agree and stipulate that in the event of any breach or violation or violation of this Agreement by any other party hereto, either threatened or actual, the non-breaching parties’ rights shall include, in addition to any and all other rights available to any such non-breaching party at law or in equity, the right to seek and obtain any and all injunctive relief or restraining orders available to it in courts of proper jurisdiction, so as to prohibit, bar, and restrain any and all such breaches or violations by any other party hereto. Each of the parties hereto further agrees that no bond need be filed in connection with any request by any other party hereto for a temporary restraining order or for temporary or preliminary injunctive relief.
     7.10. WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.
     7.11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied (with confirmation of receipt), one day after deposit with a reputable overnight delivery service (charges prepaid) and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.
(a)	If to the Company:
V.G.A.T. Investors, LLC
c/o Vestar Capital Partners
245 Park Avenue
41st Floor
New York, NY 10167
Attention: John R. Woodard and General Counsel
Facsimile: (212) 808-4922
             and
c/o Greenbriar Equity Group LLC
555 Theodore Fremd Avenue
Suite A-201
Rye, NY 10580
Attention: Reginald L. Jones and General Counsel
Facsimile: (914) 925-9699
             with copies (which shall not constitute notice to the Company) to:

Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, NY 10022
Attention:	Michael Movsovich, Esq.
Christopher Neumann, Esq.
Facsimile:	(212) 446-6460

(b)	If to the Executive, to the address as shown on the unit register of the Company.
     7.12. Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.
     7.13. Counterparts. This Agreement may be executed in separate counterparts (including by means of telecopied signature pages), and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
     7.14. Rights Cumulative; Waiver. The respective rights and remedies of the Executive and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.
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[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO UNIT GRANT AGREEMENT
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

V.G.A.T. INVESTORS, LLC
By:
Name:
Title:

SIGNATURE PAGE TO UNIT GRANT AGREEMENT
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE